Exhibit 99.1

1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS

THOUSAND OAKS, Calif. – October 25, 2012 – Teledyne Technologies Incorporated (NYSE:TDY)

•	All-time record quarterly sales of $547.4 million, an increase of 10.3% over 2011

•	All-time record quarterly earnings per share of $1.14, an increase of 25.3% over 2011

•	Raising full year 2012 GAAP earnings outlook to $4.22 to $4.26 per share from $3.98 to $4.04 per share

•	Third quarter 2012 includes pretax charges of $3.8 million related primarily to the acquisition of LeCroy Corporation compared with a pretax $4.5 million investment write-off in 2011

•	Third quarter net income includes net tax benefits of $3.1 million compared with $2.4 million in the third quarter of 2011

•	Acquired LeCroy Corporation, PDM Neptec Limited and BlueView Technologies Inc.

Teledyne today reported third quarter 2012 sales of $547.4 million, compared with sales of $496.4 million for the third quarter of 2011, an increase of 10.3%. Net income attributable to Teledyne was $42.7 million ($1.14 per diluted share) for the third quarter of 2012, compared with $34.1 million ($0.91 per diluted share) for the third quarter of 2011, an increase of 25.2%.

“Achieving record sales and earnings in the current economic environment is a testament to our successful strategy and operating discipline. We continue to shift our portfolio through acquisitions and internal investments toward high-technology industrial markets such as offshore energy, high-end digital imaging and analytical and electronic test and measurement instrumentation. While we are not immune to the world-wide economic conditions and global austerity, our balanced sources of revenue have moderated the effects of regional economic contractions,” said Robert Mehrabian, chairman, president and chief executive officer. “Year-to-date, we have made four acquisitions in such strategic areas as marine and electronic test and measurement instrumentation, as well as a majority investment in Optech Incorporated, which is part of our Digital Imaging segment. Finally, earlier this week, we successfully executed $200 million of term loans to provide us availability on our revolving credit facility and additional financial flexibility.”

Review of Operations (Comparisons are with the third quarter of 2011, unless noted otherwise.)

Instrumentation
The Instrumentation segment’s third quarter 2012 sales were $193.8 million, compared with $157.1 million, an increase of 23.4%. Third quarter 2012 operating profit was $29.9 million, compared with operating profit of $32.2 million, a decrease of 7.1%.

The third quarter 2012 sales increase resulted from higher sales of both marine and electronic test and measurement instrumentation, partially offset by reduced sales of environmental instrumentation. The higher sales of $6.9 million for marine instrumentation products reflected increased sales of interconnect systems used in offshore energy production and also included a total of $3.4 million in revenue from the August 3, 2012 acquisition of the parent company of PDM Neptec Limited (“PDM Neptec”) and the July 2, 2012 acquisition of BlueView Technologies Inc. (“BlueView”). Increased sales of $34.2 million for electronic test and measurement instrumentation resulted from the acquisition of LeCroy Corporation (“LeCroy”) on August 3, 2012. The decrease in sales of $4.4 million for environmental instrumentation primarily reflected lower domestic sales. The decrease in operating profit reflected $3.8 million in acquisition expenses and $1.4 million in additional intangible asset amortization related to the LeCroy, PDM Neptec and BlueView transactions, partially offset by the impact of higher sales.

Digital Imaging
The Digital Imaging segment’s third quarter 2012 sales were $108.1 million, compared with $95.0 million, an increase of 13.8%. Operating profit was $7.6 million for the third quarter of 2012, compared with operating profit of $2.3 million.

The 2012 sales increase included $14.9 million in revenue from the April 2, 2012, acquisition of a majority interest in the parent company of Optech Incorporated (“Optech”), and also reflected increased sales of specialty image sensors and production of microelectromechanical systems (“MEMS”), partially offset by lower sales of industrial machine vision cameras and funded research activities. The results for 2012 included operating profit of $0.9 million from the Optech acquisition. The increase in operating profit was impacted by product mix differences at DALSA.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s third quarter 2012 sales were $164.2 million, compared with $171.2 million, a decrease of 4.1%. Operating profit was $24.1 million for the third quarter of 2012, compared with operating profit of $24.8 million, a decrease of 2.8%.

The 2012 sales decrease reflected lower sales of $13.5 million for electronic manufacturing service products partially offset by higher sales of $2.1 million from avionics products and electronic relays, as well as, $4.4 million from microwave devices and interconnects, which included $5.8 million in revenue from the February 2012, acquisition of VariSystems Inc. Operating profit in 2012 decreased primarily due to the lower sales of electronic manufacturing service products, partially offset by increased sales of higher margin avionics and microwave devices.

Engineered Systems
The Engineered Systems segment’s third quarter 2012 sales were $81.3 million, compared with $73.1 million, an increase of 11.2%. Operating profit was $8.3 million for the third quarter 2012, compared with operating profit of $6.4 million, an increase of 29.7%.

The third quarter 2012 sales increase reflected higher sales of $8.7 million from engineered products and services, partially offset by slightly lower sales of energy systems and turbine engines. The higher sales of engineered products and services primarily reflected higher sales from increased manufacturing programs and new missile defense contracts, partially offset by lower sales related to nuclear and environmental programs. Operating profit in the third quarter of 2012 reflected the impact of higher sales, as well as higher margins for engineered products and services.

Additional Financial Information

Cash Flow
Cash provided by operating activities was $18.3 million for the third quarter of 2012, compared with $52.9 million. The lower cash provided by operating activities in the third quarter of 2012 primarily reflected a voluntary pretax $42.8 million cash contribution to the domestic pension plan. Free cash flow (cash provided by operating activities less capital expenditures) was $3.0 million for the third quarter of 2012, compared with $43.2 million and reflected lower cash provided by operating activities, primarily due to the $42.8 million pretax pension contribution and higher capital expenditures. At September 30, 2012, total debt was $647.7 million, which included $250.0 million in senior notes, $367.9 million drawn on the $550.0 million credit facility, $15.1 million in other debt and $14.7 million in capital lease obligations. On October 22, 2012, Teledyne entered into $200 million of term loans with a maturity date of October 22, 2015. The proceeds were applied against our credit facility. Cash and cash equivalents were $24.2 million at September 30, 2012. The company received $2.8 million from the exercise of employee stock options in the third quarter of 2012, compared with $3.3 million. Capital expenditures for the third quarter of 2012 were $15.3 million, compared with $9.7 million. Depreciation and amortization expense for the third quarter of 2012 was $21.5 million, compared with $16.7 million.

On August 3, 2012, Teledyne acquired LeCroy for $301.3 million, net of cash acquired and a subsidiary of Teledyne acquired the parent company of PDM Neptec for $7.4 million, net of cash acquired.  On July 2, 2012, a subsidiary of Teledyne acquired BlueView for $16.3 million in cash. Teledyne funded the purchases from borrowings under its credit facility and cash on hand.

Free Cash Flow(a)	Third Quarter
(in millions, brackets indicate use of funds)	2012	2011
Cash provided by operating activities from continuing operations	$18.3	$52.9
Capital expenditures for property, plant and equipment	(15.3)	(9.7)
Free cash flow	3.0	43.2
Pension contributions, net of tax (b)	27.8	—
Adjusted free cash flow	$30.8	$43.2

(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.

(b) The domestic pension cash contributions were voluntary.

Pension
Pension expense was $1.7 million for the third quarter of 2012 compared with $1.5 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $3.1 million for the third quarter of 2012 compared with $2.9 million.

Income Taxes
The effective tax rate for the third quarter of 2012 was 24.5% compared with 30.9%. The decrease reflected $3.1 million in net tax benefits in the third quarter of 2012, due to the expiration of the statute of limitations, compared with $2.4 million, as well as a change in the proportion of domestic and international income.

Stock Option Compensation Expense
For the third quarter of 2012, the company recorded a total of $2.3 million in stock option expense, of which $0.7 million was recorded as corporate expense and $1.6 million was recorded in the operating segment results. For the third quarter of 2011, the company recorded a total of $1.5 million in stock option expense, of which $0.5 million was recorded as corporate expense and $1.0 million was recorded in the operating segment results. The lower amount in 2011 primarily reflected the absence of employee stock option grants in 2009.

Other
Interest expense, net of interest income, was $4.5 million for the third quarter of 2012, compared with $3.7 million, and reflected higher debt levels. Corporate expense was $9.6 million for the third quarter of 2012, compared with $8.9 million and reflected higher employee related costs. Other income and expense reflected income of $1.2 million for the third quarter of 2012, compared with expense of $3.8 million. Other income and expense in 2011 included a $4.5 million pretax charge to write off the company's minority investment in a private company.

Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2012 earnings per diluted share, including acquisition related expenses, will be in the range of approximately $1.06 to $1.10. The full year 2012 earnings per diluted share outlook, including acquisition related expenses, is expected to be in the range of approximately $4.22 to $4.26. The total year outlook includes $7.1 million in acquisition related expenses, primarily from the LeCroy acquisition.

Total year pension expense is expected to be flat in 2012, compared with 2011, primarily due to plan amendments and the impact of voluntary cash contributions to the domestic pension plan, offset by a reduction in the discount rate to 5.50% from 6.15% to measure the benefit obligation. Interest expense is expected to be higher in 2012, primarily due to higher debt levels due to acquisitions. Stock option expense is expected to be approximately $8.7 million in 2012, compared with $5.8 million for 2011. The lower amount in 2011 primarily reflected the absence of employee stock option grants in 2009. Including the recent and pending acquisitions, capital expenditures are projected to be approximately $76.0 million in 2012.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, pending acquisitions, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; and cuts to defense spending resulting from future deficit reduction measures and including potential automatic cuts to defense spending that have been triggered by the Budget Control Act of 2011. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2011 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Readers, particularly those interested in investing in Teledyne, should read these risk factors. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, October 25, 2012. To access the call, go to www.earnings.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, October 25, 2012.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 30, 2012 AND OCTOBER 2, 2011
(Unaudited, - in millions, except per share amounts)

	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
	2012	2011	2012	2011
Net sales	$547.4	$496.4	$1,559.9	$1,467.4
Costs and expenses:
Costs of sales	349.0	331.3	1,020.1	975.0
Selling, general and administrative expenses	138.1	108.3	364.3	319.0
Total costs and expenses	487.1	439.6	1,384.4	1,294.0
Income before other income/(expense) and income taxes	60.3	56.8	175.5	173.4
Other income/(expense), net	1.2	(3.8)	2.2	(2.5)
Interest and debt expense, net	(4.5)	(3.7)	(12.6)	(12.4)
Income from continuing operations before income taxes	57.0	49.3	165.1	158.5
Provision for income taxes	13.9	15.2	46.8	53.1
Net income from continuing operations including noncontrolling interest	43.1	34.1	118.3	105.4
Loss from discontinued operations	—	—	—	(0.7)
Gain on sale of discontinued operations	—	—	—	113.8
Net income	43.1	34.1	118.3	218.5
Less: Net income attributable to noncontrolling interest	(0.4)	—	(0.4)	(0.1)
Net income attributable to Teledyne	$42.7	$34.1	$117.9	$218.4

Diluted earnings per common share:
Continuing operations (a)	$1.14	$0.91	$3.16	$2.82
Loss from discontinued operations	—	—	—	(0.02)
Gain on sale of discontinued operations	—	—	—	3.05
Net income attributable to Teledyne	$1.14	$0.91	$3.16	$5.85
Weighted average diluted common shares outstanding	37.4	37.4	37.3	37.3
(a) Includes noncontrolling interest

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 30, 2012 AND OCTOBER 2, 2011
(Unaudited, - in millions)

	Third	Third		Nine	Nine
	Quarter	Quarter		Months	Months
	2012	2011	% Change	2012	2011	% Change
Net sales:
Instrumentation	$193.8	$157.1	23.4%	$516.8	$467.7	10.5%
Digital Imaging	108.1	95.0	13.8%	313.2	257.4	21.7%
Aerospace and Defense Electronics	164.2	171.2	(4.1)%	497.8	507.7	(1.9)%
Engineered Systems	81.3	73.1	11.2%	232.1	234.6	(1.1)%
Total net sales	$547.4	$496.4	10.3%	$1,559.9	$1,467.4	6.3%

Operating profit and other segment income:
Instrumentation	$29.9	$32.2	(7.1)%	$89.5	$94.6	(5.4)%
Digital Imaging	7.6	2.3	230.4%	19.4	13.8	40.6%
Aerospace and Defense Electronics	24.1	24.8	(2.8)%	71.5	70.8	1.0%
Engineered Systems	8.3	6.4	29.7%	21.9	21.6	1.4%
Segment operating profit and other segment income	69.9	65.7	6.4%	202.3	200.8	0.7%
Corporate expense	(9.6)	(8.9)	7.9%	(26.8)	(27.4)	(2.2)%
Other income/(expense), net	1.2	(3.8)	*	2.2	(2.5)	*
Interest and debt expense, net	(4.5)	(3.7)	21.6%	(12.6)	(12.4)	1.6%
Income from continuing operations before income taxes	57.0	49.3	15.6%	165.1	158.5	4.2%
Provision for income taxes	13.9	15.2	(8.6)%	46.8	53.1	(11.9)%
Net income from continuing operations including noncontrolling interest	43.1	34.1	26.4%	118.3	105.4	12.2%
Loss from discontinued operations	—	—	*	—	(0.7)	*
Gain on sale of discontinued operations	—	—	*	—	113.8	*
Net income	43.1	34.1	26.4%	118.3	218.5	(45.9)%
Less: Net income attributable to noncontrolling interest	(0.4)	—	*	(0.4)	(0.1)	*
Net income attributable to Teledyne	$42.7	$34.1	25.2%	$117.9	$218.4	(46.0)%

* percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Current period unaudited – in millions)

	September 30, 2012	January 1, 2012

ASSETS
Cash and cash equivalents	$24.2	$49.4
Accounts receivable, net	349.5	270.0
Inventories, net	287.6	219.4
Deferred income taxes, net	43.3	35.1
Prepaid expenses and other assets	30.4	28.8
Total current assets	735.0	602.7

Property, plant and equipment, net	343.1	254.6
Goodwill and acquired intangible assets, net	1,267.7	899.2
Other assets, net	88.2	69.6
Total assets	$2,434.0	$1,826.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$152.5	$102.0
Accrued liabilities	239.7	230.8
Current portion of long-term debt and capital leases	2.1	1.4
Total current liabilities	394.3	334.2

Long-term debt and capital lease obligations	645.6	311.4
Other long-term liabilities	195.2	196.4
Total liabilities	1,235.1	842.0
Total stockholders’ equity	1,198.9	984.1

Total liabilities and stockholders’ equity	$2,434.0	$1,826.1